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Exhibit 4.8

December 2, 2013

VIA SEDAR — PROJECT #02138001

Alberta Securities Commission (as Principal Regulator under National Policy 11-202)
British Columbia Securities Commission
Financial and Consumer Affairs Authority of Saskatchewan
The Manitoba Securities Commission
Ontario Securities Commission
Autorité des marchés financiers
Nova Scotia Securities Commission
Prince Edward Island Superintendent of Securities
New Brunswick Securities Commission
Securities Commission of Newfoundland and Labrador
Northwest Territories Superintendent of Securities
Yukon Superintendent of Securities
Nunavut Superintendent of Securities

Dear Sirs:

Re:
TransCanada Corporation
Final Short Form Base Shelf Prospectus

We refer to the final short form base shelf prospectus dated December 2, 2013 (the "Prospectus") of TransCanada Corporation (the "Corporation") relating to the offering by the Corporation of common shares, first preferred shares, second preferred shares and subscription receipts having an aggregate offering price of up to $2,000,000,000.

We hereby consent to the references to our firm name under the headings "Enforceability of Civil Liabilities", "Interests of Experts", "Legal Matters" and "Documents Filed as Part of the Registration Statement" in the Prospectus and to the use of our opinion under the heading "Enforceability of Civil Liabilities" in the Prospectus.

We confirm that we have read the Prospectus and have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that are derived from our opinion referred to therein or that are within our knowledge as a result of the services we performed in connection with such opinion.

Yours truly,
(signed) "Blake, Cassels & Graydon LLP"

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  Exhibit 4.8